EXHIBIT 24.1

                        [KPMG PEAT MARWICK LLP LETTERHEAD]





The Board of Directors
Express America Holdings Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Express America Holdings Corporation of our report dated December 26, 1995, relating to the consolidated balance sheets of Express America Holdings Corporation and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995, and all related schedules, which report appears in the September 30, 1995, annual report on Form 10-K of Express America Holdings Corporation.

                                                  /s/ KPMG Peat Marwick LLP

Phoenix, Arizona
June 19, 1996